Exhibit 99.1

Execution Version

            , 2020

Morgan Stanley & Co. LLC

SVB Leerink LLC

As Representatives of the several Underwriters

listed on Schedule I to the

Underwriting Agreement referred to below

c/o Morgan Stanley & Co. LLC

1585 Broadway

New York, NY 10036

c/o SVB Leerink LLC 255

California Street, 12th Floor

San Francisco, California 94111

Ladies and Gentlemen:

The undersigned understands that Morgan Stanley & Co. LLC (“Morgan Stanley”) and SVB Leerink LLC (“SVB Leerink” and, together with Morgan Stanley, the “Representatives”) propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with Bolt Biotherapeutics, Inc., a Delaware corporation (the “Company”), providing for the public offering (the “Public Offering”) by the several Underwriters, including the Representatives (the “Underwriters”), of shares (the “Shares”) of the common stock, par value $0.00001 per share, of the Company (the “Common Stock”).

To induce the Underwriters that may participate in the Public Offering to continue their efforts in connection with the Public Offering, the undersigned hereby agrees that, without the prior written consent of the Representatives on behalf of the Underwriters, it will not, and will not publicly disclose an intention to, during the period commencing on the date hereof and ending on and including the 180th day after the date of the final prospectus (the “Restricted Period”) relating to the Public Offering (the “Prospectus”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock beneficially owned (as such term is used in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), by the undersigned or any other securities so owned convertible into or exercisable or exchangeable for Common Stock (the “Securities”) or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other Securities, in cash or otherwise. The foregoing sentence shall not apply:

(a)	to transactions relating to shares of Common Stock or other Securities acquired in the Public Offering or in open market transactions after the completion of the Public Offering;

(b)	to transfers of shares of Common Stock or other Securities as a bona fide gift or charitable contribution in a transaction exempt under Section 16(b) of the Exchange Act;

(c)	to transfers of shares of Common Stock or other Securities by will or intestate succession upon the death of the undersigned, including to the transferee’s nominee or custodian;

(d)

to transfers of shares of Common Stock or other Securities to an immediate family member or any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned (for purposes of this lock-up agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin);

(e)

to transfers or distributions of shares of Common Stock or any other Securities by a stockholder that is a trust to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

(f)

if the undersigned is a corporation, partnership, limited liability company, trust or other business entity, (1) to distributions of shares of Common Stock or other Securities to limited partners, members, stockholders or holders of similar equity interests in the undersigned (or in each case its nominee or custodian) or (2) to transfers of shares of Common Stock or other Securities to another corporation, partnership, limited liability company, trust or other business entity (or in each case its nominee or custodian) that is a direct or indirect subsidiary of the undersigned;

(g)

to transfers of shares of Common Stock or other Securities by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement; provided that any filing required by Section 16 of the Exchange Act shall clearly indicate in the footnotes thereto that such transfer is being made pursuant to the circumstances described in this clause (g) and such shares remain subject to this lock-up agreement; provided further that no other public announcement or filing shall be required or shall be voluntarily made during the Restricted Period;

(h)

in connection with the disposition or transfer of shares of Common Stock to the Company upon the “net” or “cashless” exercise of stock options or other equity awards outstanding as of the date of the Prospectus and granted pursuant to an employee benefit plan described in the Prospectus; provided that the underlying shares of Common Stock issued to the undersigned upon such exercise shall continue to be subject to this lock-up agreement;

(i)

to the exercise solely with cash of a stock option granted under a stock incentive plan or stock purchase plan described in the Prospectus by the undersigned, and the receipt by the undersigned from the Company of shares of Common Stock upon such exercise, insofar as such option is outstanding as of the date of the Prospectus, provided that the underlying shares shall continue to be subject to the restrictions on transfer set forth in this lock-up agreement; provided further that, if required, any public report or filing under Section 16 of the Exchange Act shall clearly indicate in the footnotes thereto that the filing relates to the exercise of a stock option, that no shares were sold by the reporting person and that the shares received upon exercise of the stock option are subject to a lock-up agreement with the Underwriters of the Public Offering; provided further that no other public announcement or filing, shall be required or shall be voluntarily made during the Restricted Period;

(j)

to transfers to the Company of shares of Common Stock or other Securities in connection with the repurchase by the Company from the undersigned of shares of Common Stock or other Securities pursuant to a repurchase right arising upon the termination of the undersigned’s employment with the Company; provided that such repurchase right is pursuant to contractual agreements with the Company; provided further that any filing required by Section 16 of the Exchange Act shall clearly indicate in the footnotes thereto that such transfer is being made pursuant to the circumstances described in this clause (j); provided further that no other public announcement or filing shall be required or shall be voluntarily made during the Restricted Period;

(k)

to transfers of shares of Common Stock or other Securities pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction involving a Change of Control (as defined below) of the Company which is open to all holders of the Company’s capital stock and has been approved by the board of directors of the Company; provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Securities held by the undersigned shall remain subject to the provisions of this lock-up agreement (for purposes of this clause (k), “Change of Control” shall mean the consummation of any bona fide third party tender offer, merger, consolidation or other similar transaction the result of which is that any “person” (as defined in Section 13(d)(3) of the Exchange Act), or group of persons, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of at least 50% of total voting power of the voting stock of the Company); or

(l)

to the establishment or amendment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Common Stock, provided that (i) such plan does not provide for the transfer of Common Stock during the Restricted Period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of the undersigned or the Company regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of Common Stock may be made under such plan during the Restricted Period;

provided that:

(w)

in the case of any transfer or distribution pursuant to each of the clauses (b) through (g) above, each donee, trustee, distributee or transferee shall sign and deliver a lock-up agreement to the Representatives substantially in the form of this agreement;

(x)

in the case of any transfer or distribution pursuant to each of the clauses (a) through (f) and (h) above, no filing under Section 16 of the Exchange Act, reporting a reduction in beneficial ownership of shares of Common Stock, and no other public announcement or filing shall be required or shall be voluntarily made during the Restricted Period, other than, pursuant to clause (a), any filings on Form 4, Form 5, Schedule 13D, Schedule 13G, Form 13F, and Form 13H; provided further that any such filings shall indicate in the footnotes thereto that the filing relates to securities acquired in or following the offering; and

(y)	in the case of any transfer or distribution pursuant to each of clauses (b) through (f) above, such transfer or distribution shall not involve a disposition for value.

In addition, the undersigned agrees that, without the prior written consent of the Representatives on behalf of the Underwriters, it will not, during the Restricted Period, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any other Securities. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s shares of Common Stock except in compliance with the foregoing restrictions.

In the event that, during the Restricted Period, the Representatives waive any prohibition or restriction set forth in this lock-up agreement or any similar agreement on the transfer of a number of shares of Common Stock in excess of either (i) 1.0% of the then-outstanding shares of Common Stock or (ii) a number of shares of Common Stock valued at $2,000,000 in the aggregate at such time, in each case held by a stockholder that beneficially owns 3.0% or more of the then-outstanding shares of Common Stock, then the same number of shares of Common Stock held by the undersigned shall be released to the same extent and on the same terms as such other stockholder; provided that in the case of such a waiver of any prohibitions set forth in this lock-up agreement or any similar agreement during the Restricted Period in connection with an underwritten public offering that is wholly or partially a secondary offering of the Company’s Common Stock (an “Underwritten Sale”), such a waiver shall only apply with respect to the undersigned’s participation in such Underwritten Sale (on a pro rata basis with, and otherwise on the same terms as, any other equityholders in such Underwritten Sale). The Representatives shall use commercially reasonable efforts to promptly notify the Company of any such release described in this paragraph three business days prior to the effectiveness of such release (provided that the failure to provide such notice shall not give rise to any claim or liability against the Representatives or the other Underwriters). The undersigned further acknowledges that the Representatives are under no obligation to inquire into whether, or to ensure that, the Company notifies the undersigned of the occurrence of a release under this paragraph, which is a matter between the undersigned and the Company.

If the undersigned is an officer or director of the Company, the undersigned further agrees that the foregoing restrictions shall be equally applicable to any issuer-directed Shares the undersigned may purchase in the Public Offering.

If the undersigned is an officer or director of the Company, (i) the Representatives agree that, at least three business days before the effective date of any release or waiver of the foregoing restrictions in connection with a transfer of shares of Common Stock, the

Representatives will notify the Company of the impending release or waiver, and (ii) the Company has agreed in the Underwriting Agreement to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted by the Representatives hereunder to any such officer or director shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if (a) the release or waiver is effected solely to permit a transfer not for consideration and (b) the transferee has agreed in writing to be bound by the same terms described in this agreement to the extent and for the duration that such terms remain in effect at the time of the transfer.

The undersigned understands that the Company and the Underwriters are relying upon this agreement in proceeding toward consummation of the Public Offering. The undersigned further understands that this agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.

The undersigned acknowledges and agrees that the Underwriters have not provided any recommendation or investment advice nor have the Underwriters solicited any action from the undersigned with respect to the Public Offering of the Shares and the undersigned has consulted their own legal, accounting, financial, regulatory and tax advisors to the extent deemed appropriate. The undersigned further acknowledges and agrees that, although the Underwriters may provide certain Regulation Best Interest and Form CRS disclosures or other related documentation to you in connection with the Public Offering, the Underwriters are not making a recommendation to you to participate in the Public Offering or sell any Shares at the price determined in the Public Offering, and nothing set forth in such disclosures or documentation is intended to suggest that any Underwriter is making such a recommendation.

Whether or not the Public Offering actually occurs depends on a number of factors, including market conditions. Any Public Offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the Company and the Underwriters. Notwithstanding anything to the contrary contained herein, this lock-up agreement will automatically terminate and the undersigned will be released from all of his, her or its obligations hereunder upon the earliest to occur, if any, of (i) the Company advises the Representatives in writing before the execution of the Underwriting Agreement that it has determined not to proceed with the Public Offering, (ii) the Company withdraws the registration statement related to the Public Offering before the execution of the Underwriting Agreement, (iii) the Underwriting Agreement is executed but is terminated (other than the provisions thereof which survive termination) prior to payment for and delivery of the shares of Common Stock to be sold thereunder and (iv) February 15, 2021, in the event that the Underwriting Agreement has not been executed by such date.

This lock-up agreement and any claim, controversy or dispute arising under or related to this agreement shall be governed by and construed in accordance with the laws of the State of New York.

[Signature page follows.]

Very truly yours,

IF AN INDIVIDUAL:	IF AN ENTITY:

(duly authorized signature)	(please print complete name of entity)

Name:	By:
(please print full name)		(duly authorized signature)

Name:
(please print full name)

Title:
(please print full title)
Address:	Address:

E-mail:	E-mail:

[Signature Page to Lock-Up Agreement]